Exhibit 99.1

FRB |	WEBER SHANDWICK FINANCIAL COMMUNICATIONS	news

OPTICAL CABLE CORPORATION
5290 Concourse Drive
Roanoke, VA 24019
(Nasdaq NM: OCCF)
www.occfiber.com

AT THE COMPANY:	AT FRB | Weber Shandwick:
Neil Wilkin	Marilynn Meek
President & CFO	General Information
(540) 265-0690	(212) 445-8451
nwilkin@occfiber.com	mmeek@webershandwick.com

Peter Seltzberg
Analyst Information
(212) 445-8457
pseltzberg@webershandwick.com

FOR IMMEDIATE RELEASE:

OPTICAL CABLE CORPORATION REPORTS

FINANCIAL RESULTS FOR THIRD QUARTER 2003

ROANOKE, VA, September 11,2003—Optical Cable Corporation (Nasdaq NM: OCCF) today announced results for its fiscal 2003 third quarter ended July 31, 2003.

Third Quarter 2003 Financial Results

The Company incurred a net loss of $71,000 or $0.01 per basic and diluted share for its third quarter of fiscal 2003 compared to a net loss of $755,000 or $0.11 per basic and diluted share for the same quarter last year. Excluding a non-cash charge in the amount of $296,000, before taxes, resulting from the variable accounting treatment of warrants to purchase common shares that were issued in connection with the shareholder class action settlement last year, Optical Cable would have reported net income for the quarter of approximately $57,000, or $0.01 per basic and diluted share, net of estimated taxes.

Net sales for the third quarter of fiscal 2003 increased 5.4% to $10.3 million from $9.7 million for the same period last year. Net sales for the third quarter of fiscal year 2003 also increased compared to the first and second quarters of 2003, with net sales of $9.7 million and $9.8 million, respectively.

Gross profit as a percentage of net sales for the third fiscal quarter was 29.4% compared to 33.0% for the third fiscal quarter of 2002. Gross profit margins were 35.9% and 39.5% in the first and second quarters of 2003, respectively. During the third quarter gross profit margin was negatively impacted by a charge of $166,000 resulting from a change in estimate with respect to the net realizable value of certain finished goods inventory; and a charge of $133,000 resulting from a change in estimate regarding the collectability of a refund associated

Optical Cable Corp.—Third Quarter 2003 Earnings Release

with raw material purchases. Except for these unusual charges, the Company’s gross margin would have been 32.3% for the third quarter.

Selling, general and administrative costs (excluding shareholder litigation settlement expenses) (“SG&A costs”) for the third quarter of fiscal 2003 decreased 13.3% to $2.9 million from $3.4 million for the same period last year. This compared to SG&A costs of $3.3 million and $3.4 million in the first and second quarters of fiscal year 2003, respectively. The decrease in SG&A costs during the third quarter of fiscal year 2003 compared to the same period last year resulted from decreases in certain types of marketing expenditures, legal and professional fees (excluding those fees related to the shareholder litigation), and bad debt expense, partially offset by increases in compensation and related costs associated with new hires.

Nine Months 2003 Financial Results

Net sales for the first nine months of fiscal year 2003 decreased 7.1% to $29.8 million from $32.0 million for the comparable period in 2002. On a year-to-date basis, the Company’s gross profit margin decreased to 34.8% versus 35.3% for the first nine months of fiscal year 2002. The Company recorded a net loss for the first nine months of fiscal year 2003 of $91,000, or $0.02 per basic and diluted share, compared to a net loss for the first nine months of fiscal year 2002 of $43,000, or $0.01 per basic and diluted share. In fiscal 2003, there were two unusual non-cash charges during the nine-month period. One charge in the amount of $862,000 resulted from the variable accounting treatment of warrants issued in connection with the shareholder class action settlement. A second charge in the amount of $117,000 was due to a loss on impairment of machinery and equipment in connection with an automation upgrade to the Company’s production lines in the first quarter of 2003. Both charges are included in income/loss from operations. Excluding these two charges totaling $979,000 before taxes, Optical Cable would have reported net income for the first nine months of 2003 of approximately $537,000 or $0.09 per basic and diluted share, net of estimated taxes.

Management Comments

“Optical Cable continues to perform well relative to its competitors under difficult industry conditions. We see some preliminary indications that our industry will be improving, causing us to be cautiously optimistic about our ability to grow revenues and earnings as our industry recovers and over the longer term,” stated Mr. Neil Wilkin, President and Chief Financial Officer of Optical Cable Corporation.

Changes in Effective Tax Rate

The Company’s effective tax rate is the amount of tax expense (or benefit) as a percentage of the Company’s GAAP income (or loss) before taxes. During the third quarter of 2003 the Company’s effective tax rate was 67.3%, compared to 35.2% during the third quarter of 2002, and 31.0% during the first and second quarters of 2003. Optical Cable’s effective tax rate was 63.2% in the first nine months of 2003 compared to 35.0% in the first nine months of 2002.

Fluctuations in the Company’s effective tax rates were primarily due to the amount and timing of the tax benefits associated with the Company’s estimated Extraterritorial Income Exclusion (“EIE’’). The EIE excludes from federal taxable income a portion of the net profit realized from sales outside of the United States from products manufactured inside the United States. When the Company’s net loss for federal income tax purposes is significantly increased by the amount of its EIE relative to the amount of the Company’s GAAP net loss, the

Optical Cable Corp.—Third Quarter 2003 Earnings Release

disproportional amount of federal tax benefit the Company receives from its EIE results in a higher effective tax rate (and benefit) relative to its GAAP net loss.

Operating Expense Attributable to Variable Accounting Treatment for Warrants

The Company issued warrants to purchase 250,000 shares of common stock with an exercise price of $4.88 per share in connection with the shareholder litigation settlement agreement in a consolidated class action lawsuit approved by the United States District Court for the Western District of Virginia on September 23, 2002.

Generally accepted accounting principles (“GAAP”) required the fair value of the warrants to be adjusted at each reporting period until such time that both of the following two conditions were met: (i) the Company was irrevocably obligated to issue the warrants, and (ii) the underlying shares of common stock to be issued on exercise were registered. The last of these two conditions was met on May 19, 2003 with the effectiveness of the Company’s registration statement with the SEC.

As a result of this quarterly adjustment required by GAAP, the Company has recognized charges included in loss from operations in each of the first three quarters of fiscal 2003 equal to the increase in the fair value of the warrants, as determined using a Black-Scholes model, as the Company’s stock price has increased.

The Company will have no further charges arising from any change in the fair value of the warrants subsequent to the third quarter of 2003. Additionally, during the third quarter of fiscal 2003, the fair value of the warrants, net of deferred issuance costs, was reclassified from accrued shareholder litigation settlement expense to permanent equity in accordance with GAAP.

Company Information

Optical Cable Corporation pioneered the design and production of special tight-buffered cables for the most demanding military field applications in the early 1980s. At its ISO 9001:2000 registered facility in Roanoke, Virginia, the Company manufactures a broad range of fiber optic cables for high bandwidth transmission of data, video, and audio communications over short to moderate distances. Optical Cable Corporation’s cables can be used both indoors and outdoors and utilize a unique tight-buffered coating process that provides excellent mechanical and environmental protection for the optical fiber. The current product portfolio is built on the evolution and refinement of the original fundamental technology into a comprehensive and versatile product line to provide end-users with significant value.

Further information about Optical Cable Corporation is available on the World Wide Web at www.occfiber.com.

FORWARD-LOOKING INFORMATION

This news release by Optical Cable Corporation (the “Company”) may contain certain “forward-looking” information within the meaning of the federal securities laws. The forward-looking information may include, among other information, (i) statements concerning the Company’s outlook for the future, (ii) statements of belief, anticipation or expectation, (iii) future plans, strategies or anticipated events, and (iv) similar information and statements concerning matters that are not historical facts. Such forward-looking information is subject to risks and uncertainties that may cause actual events to differ materially from the Company’s expectations. Factors that could cause or contribute to such differences include, but are not limited to, the level of sales to key customers, including distributors; the economic conditions affecting network service providers; corporate

Optical Cable Corp.—Third Quarter 2003 Earnings Release

spending on information technology; actions by competitors; fluctuations in the price of raw materials (including optical fiber); the Company’s dependence on a single manufacturing facility; the Company’s ability to protect its proprietary manufacturing technology; market conditions influencing prices or pricing; the Company’s dependence on a limited number of suppliers; an adverse outcome in litigation, claims and other actions, and potential litigation, claims and other actions, against the Company; an adverse outcome in regulatory reviews and audits and potential regulatory reviews and audits; technological changes and introductions of new competing products; economic conditions that affect the telecommunications sector, certain technology sectors or the economy as a whole; terrorist attacks or acts of war, particularly given the acts of terrorism against the United States and subsequent military responses by the United States, and any potential future military conflicts; ability to retain key personnel; the impact of changes in accounting policies, including those by the Securities and Exchange Commission; changes in market demand, exchange rates, productivity, weather or market and economic conditions in the areas of the world in which the Company operates and markets its products, and the Company’s success in managing the risks involved in the foregoing. The Company cautions readers that the foregoing list of important factors is not exclusive and the Company incorporates by reference those factors included in current reports on Form 8-K.

(Financial Tables Follow)

Optical Cable Corp.—Third Quarter 2003 Earnings Release

OPTICAL CABLE CORPORATION

CONDENSED STATEMENTS OF OPERATIONS

(thousands, except per share data)

(unaudited)

	Three Months Ended July 31,		Nine Months Ended July 31,
	2003	2002	2003	2002
Net sales	$10,260	$9,736	$29,764	$32,043
Cost of goods sold	7,243	6,524	19,395	20,727

Gross profit	3,017	3,212	10,369	11,316
Selling, general and administrative expenses	2,907	3,352	9,552	10,108
Shareholder litigation settlement expense	296	992	871	1,136
Loss on impairment of machinery and equipment	—	—	117	—

Income (loss) from operations	(186)	(1,132)	(171)	72
Interest income (expense), net	(38)	(47)	(113)	(153)
Other, net	6	14	38	15

Other expense, net	(32)	(33)	(75)	(138)

Loss before income taxes	(218)	(1,165)	(246)	(66)
Income tax benefit	(147)	(410)	(155)	(23)

Net loss	$(71)	$(755)	$(91)	$(43)

Net loss per share
Basic and diluted	$(0.01)	$(0.11)	$(0.02)	$(0.01)

Weighted average shares outstanding
Basic	5,453	6,929	5,831	6,929

Diluted	5,453	6,929	5,831	6,929

—MORE—

Optical Cable Corp.—Third Quarter 2003 Earnings Release

OPTICAL CABLE CORPORATION

CONDENSED BALANCE SHEET DATA

(thousands)

(unaudited)

	July 31, 2003	October 31, 2002
Cash	$—	$747
Trade accounts receivable, net of allowance for doubtful accounts	7,434	7,795
Inventories	8,059	9,412
Other current assets	1,588	1,829

Total current assets	$17,081	$19,783
Non-current assets	12,458	12,891

Total assets	$29,539	$32,674

Total current liabilities	$3,092	$4,304
Note payable to bank—noncurrent	244	—
Other non-current liabilities	—	166

Total liabilities	3,336	4,470
Total shareholders’ equity	26,203	28,204

Total liabilities and shareholders’ equity	$29,539	$32,674

###